Exhibit 4.3

PHARMACYCLICS, INC.
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is entered into by and between Pharmacyclics, Inc., a Delaware corporation (the "Company"), and Applera Corporation, a Delaware corporation, by and through the Celera Genomics Group ("Celera"), as of April 7, 2006.

RECITALS

WHEREAS, the Company and Celera have entered into that certain Assignment Agreement dated April 7, 2006 (the "Assignment Agreement"), pursuant to which the Company has agreed to issue to Celera, subject to the terms and conditions hereof, between five hundred thousand (500,000) and one million (1,000,000) shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), in consideration of the assignment by Celera to the Company of certain therapeutic products, methods, compounds and related information, patents and other proprietary technology (the "Celera Assets"), as described in the Assignment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Celera agree as follows:

    Issuance of Common Stock.
      At the Closing (as defined below), the Company will issue to Celera, and Celera will acquire from the Company, upon the terms and conditions hereinafter set forth, the Shares, which shall be registered in the name of Applera Corporation.
      The execution of the Assignment Agreement and the assignment of the Celera Assets described therein shall constitute full payment of the purchase price for the Shares by Celera. Celera shall not be obligated to pay any other consideration to the Company in respect of the Shares. The number of Shares to be issued at the Closing shall be calculated as follows:

    (a) If the Average Trading Price (as defined below) is less than [ *** ], then the number of Shares issued at the Closing shall be equal to one million (1,000,000); and

    (b) If the Average Trading Price is [ *** ] or more, then the number of shares issued at the Closing shall be an amount equal to [ *** ] divided by the Average Trading Price;

    provided, however, that in no event shall the number of Shares issued at the Closing be less than five hundred thousand (500,000) shares. "Average Trading Price" shall mean the price equal to the average of the closing per share price of the Common Stock as reported on The Nasdaq National Market over the [ *** ] trading period ending on [ *** ].

    Closing, Delivery.
      The closing of the issuance of the Shares shall take place at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California, at 10:00 a.m., no later than five (5) business days after [ *** ], or at such other time and place as the parties shall agree upon (which time and place are designated as the "Closing").
      At the Closing, the Company will deliver to Celera a certificate registered in the name of Applera Corporation for the Shares.

    The Company's Representations and Warranties. The Company represents and warrants to Celera as follows:
      Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
      Authorization. The Company has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Company hereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, liquidation or similar laws relating to, or affecting generally, the enforcement of creditor's rights and remedies or by other equitable principals of general application from time to time in effect, or with respect to indemnity, as may be limited by state or federal securities laws or the public policy underlying such laws.
      Valid Issuance of Securities; Private Offering. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable and free of restrictions on transfer and all other liens and encumbrances, other than restrictions on transfer under this Agreement and applicable state and federal securities laws. Subject to the accuracy of Celera's representations set forth in Section 4, the offer, sale and issuance of the Shares in accordance with the terms of this Agreement is exempt from (i) the registration requirements of the Securities Act of 1933 (the "Securities Act") and (ii) applicable state registration or qualification requirements, in each case, other than those with which the Company has complied or will comply prior to the applicable compliance deadline (the "Securities Law Requirements"). The Company has not engaged in any "general solicitation", as defined in Regulation D promulgated under the Securities Act, with respect to the Shares.
      Legal Proceedings and Orders; No Conflicts. There is no action, suit, proceeding or investigation pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby, nor is the Company aware of any basis for any of the forgoing. The Company is neither a party nor subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would affect the ability of the Company to enter into this Agreement or to consummate the transactions contemplated hereby. The performance by the Company of this Agreement and the transactions contemplated herein do not violate or constitute a default under any contract or other agreement or instrument to which the Company is a party.
      Consents. Except for Permits (as defined below), the absence of which either individually or in the aggregate would not have a material adverse effect on the Company, and except for compliance with the Securities Laws Requirements as described above, all permits, consents, approvals, orders, authorizations of, or declarations to (collectively, "Permits") or filings with any federal, state, local or foreign court, governmental or regulatory authority, or other person (including third party consents) required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained or will be obtained prior to the Closing, and will be effective as of the Closing.
      Disclosure. The information contained in each of the documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since June 30, 2005, as of the respective filing date of each such document, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. Since June 30, 2005, the Company has filed or furnished with the SEC all reports, statements, and documents as and when required to be filed or furnished with the SEC pursuant to the requirements of the Exchange Act.

    Representation and Warranties of Celera. Celera represents and warrants to the Company as follows:
      Power and Authority. This Agreement constitutes a valid and binding obligation of Celera, enforceable against Celera in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, liquidation or similar laws relating to, or affecting generally, the enforcement of creditor's rights and remedies or by other equitable principals of general application from time to time in effect, or with respect to indemnity, as may be limited by state or federal securities laws or the public policy underlying such laws. Celera further represents and warrants to the Company that Celera has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
      Accredited Investor. Celera: (i) is an "accredited investor" as defined in Regulation D under the Securities Act and Celera has the knowledge, sophistication and experience necessary to make, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares; (ii)  is acquiring the Shares for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution, sale or transfer of such Shares; (iii) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (iv)  (A) has had no position, office or other material relationship within the past three years with the Company and (B) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company; and (v) has, in connection with its decision to acquire the Shares, had access to the Company's reports, forms and other documents filed with the SEC pursuant to the Exchange Act. Celera understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Celera's investment intent as expressed herein. Celera further understands that the Shares are "restricted securities" under applicable federal and state securities laws and that, pursuant to these laws, Celera must hold the Shares indefinitely unless they are registered under the Securities Act, or an exemption from such registration requirements is available. Celera acknowledges that, except as specifically provided for in this Agreement, the Company has no obligation to register or qualify the Shares for resale. Celera further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of Celera's control, and which the Company is under no obligation and may not be able to satisfy.
      Short Position. Celera represents and warrants that, as of the date of this Agreement it does not have a Short Position with respect to the Shares. A "Short Position" shall mean a position resulting from a "short sale" as such transaction is described in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended.
      Agreement to Vote Shares. In all stockholder actions for so long as Celera holds any of the Shares, Celera agrees to vote the Shares in the manner recommended by the Company's Board of Directors.
      Taxes. Celera understands that nothing in this Agreement or any other materials presented to Celera in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Celera has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares. Celera further agrees that it will be solely responsible for the withholding and/or payment of any federal, state, or local taxes with respect to its acquisition and holding of the Shares issued to it hereunder, and it will indemnify and hold the Company harmless from all liability related to its tax treatment as a holder of the Shares.

    Lock-Up; Limitations on Transfer. Celera agrees that, for a period beginning on the date of hereof and ending on June 30, 2007, Celera shall not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Shares or grant any option or other rights to any person to acquire the Shares without the prior written consent of the Company. Celera covenants that, subject to other restrictions on transfer set forth elsewhere in this Agreement, in no event shall it dispose of any of the Shares (other than pursuant to Rule 144 under the Securities Act or any similar or analogous rule or pursuant to the registration rights provisions set forth in Section 7 hereof), unless and until (a) Celera shall have notified the Company of the proposed disposition, and (b) if requested by the Company, Celera shall have furnished the Company with an opinion of counsel (which may be Celera's in-house counsel who is also an officer of Celera and who is experienced and knowledgeable in securities laws transactions ("Celera's In-House Counsel")) reasonably satisfactory in form and substance to the Company and its counsel to the effect that (i) such disposition shall not require registration under the Securities Act and (ii) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken.

    Legends.
      Celera acknowledges that until the Shares have been registered on an effective registration statement or meet the condition specified in Section 6.1(b) below, the certificate or certificates representing the Shares shall bear legends in substantially the following form (as well as any legends required by applicable state and federal corporate and securities laws):

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

      The Company shall promptly reissue a certificate or certificates without the legend set forth above at the request of Celera if (a) the Shares have been registered on an effective registration statement, or (b) Celera shall have obtained an opinion of counsel (which may be Celera's In-House Counsel) reasonably satisfactory in form and substance to the Company and its counsel to the effect that (i) the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification, or legend, and (ii) any appropriate action necessary to be taken by Celera for compliance with the Securities Act and any applicable state, local or foreign law has been taken.

      Celera acknowledges that until the restrictions set forth in Section 5 above have lapsed with respect to any Shares, the certificate or certificates representing those Shares shall bear legends in substantially the following form:

      THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED OTHER THAN IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED APRIL 7, 2006 WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY.

    At Celera's request, the Company shall promptly reissue a certificate or certificates without the legend set forth above for any Shares as to which the restrictions set forth in Section 5 above have lapsed.

    Registration Rights.
      Resale Registration Statement. The Company agrees to file with the SEC a registration statement (the "Registration Statement"), on Form S-3 or any successor form, so as to permit a non-underwritten public offering and resale of the Shares by Celera on a delayed or continuous basis under Rule 415 of the Securities Act. The Company will use its commercially reasonable efforts to cause the Registration Statement to be filed and declared effective under the Securities Act no later than June 30, 2007. The Company will prepare and file with the SEC such amendments and supplements to the Registration Statement and take all such other actions as may be necessary to keep the Registration Statement effective for a period (the "Registration Period") ending on the earliest of (a) the first date on which all of the Shares held by Celera could be sold by Celera either (i) pursuant to Rule 144(k) under the Securities Act (or any successor rule thereto) or (ii) in any three month period pursuant to Rule 144 under the Securities Act (or any successor rule thereto); (b) the date that all Shares held by Celera have been sold (I) pursuant to the Registration Statement, (II) to or through a broker, dealer or underwriter in a public distribution or a public securities transaction, and/or (III) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale; and (c) the second anniversary of the effective date of the Registration Statement.
      Company Obligations. During the Registration Period, the Company shall:

      (a) at least five (5) business days before filing the Registration Statement or prospectus and at least three (3) business days before filing any amendment thereto, the Company shall furnish to Celera's counsel copies of all documents proposed to be filed for that counsel's review and approval, which approval shall not be unreasonably withheld or delayed.

      (b) furnish to Celera such reasonable number of copies of the Registration Statement, each amendment and supplement thereto (including all exhibits), the corresponding prospectus and preliminary prospectus, and such other documents as Celera may reasonably request to facilitate the public sale or other disposition of all or any of the Shares by Celera; provided, however, that the obligation of the Company to deliver copies of prospectuses or preliminary prospectuses to Celera shall be subject to Celera's compliance with its covenants contained in Section 7.4(c) below;

      (c) promptly notify Celera of any stop order threatened or issued by the SEC and shall use its commercially reasonable efforts to prevent the entry of a stop order or if entered, to have it rescinded or otherwise removed;

      (d) use its commercially reasonable efforts to register or qualify the Shares under such securities or blue sky laws of jurisdictions in the United States as Celera reasonably requests and do any and all other reasonable acts and things that may be necessary or advisable to enable Celera to consummate the disposition of its Shares pursuant to the Registration Statement in such jurisdiction; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process in any jurisdiction where it is not now so subject;

      (e) promptly notify (in writing) Celera, at any time when a prospectus is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the prospectus, as amended or supplemented, or any document incorporated therein by reference contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements were made and, except as permitted pursuant to the "blackout" provisions of Section 7.5 hereof, prepare a supplement or amendment to the prospectus or any such document incorporated therein so that thereafter the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements were made;

      (e) use its commercially reasonable efforts to otherwise comply with all applicable provisions of the Securities Act, the Exchange Act and related rules and regulations of the SEC, and state securities or blue sky laws and regulations;

      (f) use its commercially reasonable efforts to cause the Shares to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed, or cause the Shares to be authorized for trading on NASDAQ, as the case may be; and

      (g) take all other steps reasonably necessary to effect the registration and resale of the Shares contemplated hereby in accordance with the terms of this Agreement.

      Registration Expenses. All fees, disbursements and out-of-pocket expenses and costs incurred by the Company in connection with the preparation and filing of the Registration Statement pursuant to this Section 7 (including, without limitation, all fees of the Company's counsel and independent auditors) shall be borne by the Company. All such fees and expenses incurred by Celera (including fees of counsel to Celera) shall be borne by Celera.
      Celera's Obligations. Celera shall:

      (a) promptly furnish to the Company in writing such information as the Company reasonably requests regarding Celera and the Shares for use in connection with such Registration Statement or the prospectus included therein, including any amendment or supplement thereto; Celera shall promptly notify the Company if any fact occurs with respect to the such information furnished to the Company for inclusion in the Registration Statement and the prospectus, as amended or supplemented, which results in the Registration Statement or the prospectus, as amended or supplemented, containing an untrue statement of material fact with respect to such information or omitting to state a material fact with respect to such information required to be stated therein or necessary to make the statements therein with respect to such information not misleading, and shall provide to the Company such information as shall be necessary to enable the Company to prepare a supplement or post-effective amendment to such Registration Statement and prospectus or any document incorporated therein by reference or file any other document required so that the Registration Statement and prospectus, as amended or supplemented, will not contain an untrue statement of a material fact with respect to such information or omit to state a material fact with respect to such information required to be stated therein or necessary to make the statements therein with respect to such information not misleading;

      (b) upon receipt of any notice from the Company of any event of the kind described in Section 7.2(e), will discontinue disposition of Shares pursuant to the Registration Statement until it receives copies of the supplemented or amended prospectus contemplated by Section 7.2(e). In addition, if the Company requests, Celera will deliver to the Company or destroy all copies, other than permanent file copies then in Celera's possession, of the prospectus covering the Shares current at the time of receipt of the notice; and

      (c) (i) comply with all prospectus delivery requirements of the Securities Act and applicable state securities or blue sky laws, and with all anti-stabilization, anti-manipulation and similar provisions of Section 10 of the Exchange Act and any rules issued thereunder by the SEC, (ii) sell or dispose of the Shares in the manner described in the plan of distribution section of the prospectus, as amended or supplemented, (iii) furnish to the Company information about sales made in such public offering, and (iv) at the end of the Registration Period, discontinue sales of shares pursuant to the Registration Statement and advise the Company of the number of Shares remaining unsold.

      Blackout Period. If (a) there is material non-public information regarding the Company which the Company's Board of Directors (the "Board") reasonably determines not to be in the Company's best interest to disclose at such time, or (b) there is a significant business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to the Company which the Board reasonably determines not to be in the Company's best interest to disclose at such time and which the Company would be required to disclose under the Registration Statement, then the Company may suspend effectiveness of the Registration Statement and suspend the sale of Shares under the Registration Statement for a period not to exceed thirty (30) consecutive days, provided that the Company may not suspend such obligations under this Section 7.5 for more than ninety (90) days in the aggregate during any twelve (12) month period; and provided, further, that no such suspension shall be permitted for consecutive thirty (30) day periods, arising out of the same set of facts, circumstances or transactions. In addition to the foregoing, the Company may suspend effectiveness of the Registration Statement and suspend the sale of Shares under the Registration Statement upon written notice to Celera for a period not to exceed ninety (90) consecutive days following the date of the final prospectus used in an underwritten public offering of the Company's Common Stock; provided that the Company may not provide more than one notice of such suspension in any twelve (12) month period.
      Indemnification. (a) The Company agrees to indemnify and hold harmless Celera, its officers, directors, employees, and agents, and each person that controls Celera within the meaning of the Securities Act and the Exchange Act, against all losses, claims, damages, liabilities and expenses caused by any untrue or allegedly untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made; except to the extent the untrue or allegedly untrue statement or omission or alleged omission resulted from information submitted by or on behalf of Celera in writing to the Company expressly for use in the Registration Statement; and provided, that with respect to any amended or supplemented prospectus, the foregoing agreement to indemnify shall not apply or inure to the benefit of Celera from whom the person asserting any loss, claim, damage, liability or expense purchased Shares, if copies of an amended or supplemented prospectus were delivered in a timely manner to the Celera pursuant to this Agreement and a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendment or supplements thereto) was not sent or given by or on behalf of Celera to such person, if required by law so to have been delivered, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage, liability or expense.

    (b) Celera agrees to indemnify the Company, its officers, directors, employees, and agents, and each person that controls the Company within the meaning of the Securities Act and the Exchange Act, against all losses, claims, damages, liabilities and expenses resulting from (i) any failure to comply with the covenants and agreements contained in Section 7.5 hereof, or (ii) any untrue or allegedly untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, but only to the extent that the untrue or allegedly untrue statement or omission or alleged omission is contained in or omitted from any information submitted by or on behalf of Celera in writing to the Company expressly for use in the Registration Statement, prospectus, or any prospectus supplement, and (b) only in an amount not exceeding the proceeds actually received by Celera with respect to Shares sold pursuant to the Registration Statement, unless such liability resulted from gross negligence or willful misconduct by Celera.

    (c) Any person entitled to indemnification under this Agreement shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless the indemnified party shall have been advised by counsel that a conflict of interest is likely to exist between the indemnified and indemnifying parties with respect to the claim, permit the indemnifying party to assume the defense of the claim with counsel reasonably satisfactory to the indemnified party (in which event the indemnifying party shall not be responsible for the fees and expenses of any separate counsel employed by the indemnified party). If the indemnifying party does not assume the defense, the indemnifying party will not be liable for any settlement made without its consent (but that consent may not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or will enter into any settlement (I) that does not include as an unconditional term thereof the claimant's or plaintiff's release of the indemnified party from all liability concerning the claim or litigation, or (II) that contains any admission of guilt on the part of any indemnified party. An indemnifying party who is not entitled to or elects not to assume the defense of a claim will not be under an obligation to pay the fees and expenses of more than one counsel in each applicable jurisdiction for all parties indemnified by the indemnifying party with respect to the claim, unless the indemnified party shall have been advised by counsel that a conflict of interest is likely to exist between the indemnified party and any other indemnified party with respect to the claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of no more than one additional counsel for the indemnified parties.

    (d) If the indemnification provided for in this Section 7.6 is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party thereunder shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company and Celera in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company and Celera shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by Celera and the parties' relative intent, knowledge, and opportunity to correct the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, and expenses referred to in this Section 7.6 will be deemed to include, subject to the limitations set forth in Section 7.6(c), any reasonable legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

    The parties hereto agree that it would not be just and equitable if contribution pursuant this Section 7.6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything herein to the contrary, Celera shall not be required to contribute any amount in excess of the amount by which the proceeds actually received by Celera from the sale of the Shares pursuant to the Registration Statement exceeds the amount of any damages that Celera has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    (e) The indemnification and contribution provided for in this Section 7.6 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

    Conditions to Closing of Celera. Celera's obligations to acquire the Shares at the Closing are, at the option of Celera, subject to the truthfulness of the Company's representations and warranties set forth in Section 3 hereof as of the date of execution and delivery of this Agreement, and also as of the Closing as if made on and as of the Closing date. In addition, the Company shall deliver to Celera a certificate executed by its Chief Executive Officer confirming the matters set forth in the preceding sentence without qualification or exception.

    Conditions to Closing of the Company. The Company's obligations to issue the Shares at the Closing are, at the option of the Company, subject to the truthfulness of the Celera's representations and warranties set forth in Section 4 hereof as of the date of execution and delivery of this Agreement, and also as of the Closing as if made on and as of the Closing date. In addition, Celera shall deliver to the Company a certificate executed by its Chief Executive Officer confirming the matters set forth in the preceding sentence without qualification or exception.

    Miscellaneous.
      Further Assurances. Consistent with the terms and conditions hereof, each party hereto will cooperate with each other and execute and deliver any and all instruments and take any and all other actions, either before or after the Closing, which may be necessary, proper, or advisable to effect or evidence the provisions of this Agreement and to consummate the transactions contemplated hereby.
      Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to its principles of conflicts of law or choice of law.
      Survival. The representations and warranties contained herein shall survive the execution and delivery of this Agreement and the sale of the Shares.
      Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties as are permitted by this Agreement, provided that in the event of any permitted sale or other transfer or disposition of shares under this Agreement, the party acquiring such Shares shall hold such Shares free and clear of the restrictions and without any of the rights contained in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
      Entire Agreement. This Agreement and the Assignment Agreement embody the entire understanding and agreement between Celera and the Company regarding the subject matter hereto and thereto, and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.
      Counterparts. This Agreement may be executed in any number of counterparts and signatures and may be delivered by facsimile, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
      Expenses. The Company and Celera shall each bear their own legal and other expenses in connection with the transactions contemplated hereby.
      Notices, Etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or U.S. mail, addressed (a) if to Celera, at its address set forth on the signature page of this Agreement, or at such other address as Celera shall have furnished the Company in writing, or (b) if to the Company, at the address of its principal office, or at such other address as the Company shall have furnished to Celera in writing.
      California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.
      Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
      Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Celera. Any amendment or waiver effected in accordance with this Section 10.11 shall be binding upon Celera, each transferee or future holder of the Shares and the Company.
      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
      Adjustment of the Shares For Stock Splits, etc. For purposes of this Agreement, the term "Shares" shall include (a) any and all shares of capital stock of the Company into which Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (b) any and all equity securities of the Company or any successor or assign of the Company which may be issued in respect of the Shares, whether by conversion of, in exchange for or in substitution of, or as a dividend on or distribution in respect of, such Shares. The Shares shall be deemed appropriately adjusted for any stock dividends, stock splits, reverse stock splits, combinations, recapitalization and the like occurring after the date of the Closing.

(Signature Page Follows)

[ *** ] Indicates that material has been omitted and confidential treatment has been requested therefor.
All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

The parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:	CELERA:
PHARMACYCLICS, INC.	APPLERA CORPORATION THROUGH THE CELERA GENOMICS GROUP
/s/ RICHARD A. MILLER, M.D. ______________________________ Name: Richard A. Miller, M.D. Title: President and Chief Executive Officer	/s/ KATHY P. ORDOÑEZ ______________________________ Name: Kathy P. Ordoñez Title: Senior Vice President and President, Celera Genomics Group
Address: 995 E. Arques Avenue Sunnyvale, CA 94085-4521	Address: 1401 Harbor Bay Parkway Alameda, CA 94502
With a copy of notices to: Chief Financial Officer Pharmacyclics, Inc. 995 E. Arques Avenue Sunnyvale, CA 94085-4521	With a copy of notices to: Secretary Applera Corporation 301 Merritt 7 Norwalk, Ct 06851